EXHIBIT 99.1

Intelligent Systems Reports Preliminary 2018 Results and Chief Financial Officer Transition

NORCROSS, Ga., Jan. 22, 2019 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation [NYSE American: INS; www.intelsys.com] announced today both its preliminary unaudited financial results for the year ended December 31, 2018 and Chief Financial Officer changes.

“Given the significant growth experienced by Intelligent Systems in 2018 over the 2017 year, I thought it prudent to provide shareholders and interested parties an early preliminary look at the 2018 financial results rather than waiting for our 10-K filing that will not come for a couple of months,” commented Leland Strange, CEO of Intelligent Systems.

In addition, the Company announced that Karen Reynolds, the Company’s Chief Financial Officer, Vice President and Corporate Secretary, plans to depart the company to explore leadership opportunities outside of Intelligent Systems. Her departure is not based on any disagreement with the company’s accounting principles, practices or financial statement disclosures.

The board has elevated Matt White to the position of Chief Financial Officer, Vice President and Corporate Secretary of Intelligent Systems. Matt is currently serving as VP Finance and CFO of CoreCard Software, the main operating subsidiary of Intelligent Systems and he will continue to serve in that role. To ensure a smooth transition, Ms. Reynolds plans to continue to serve as an adviser to the company during the transition.

Prior to joining CoreCard Software Matt held various accounting and financial reporting positions at Humana and, most recently, Equifax.  Prior to that he was a Senior Manager in the audit practice at Deloitte and is a licensed CPA.

“We recognized the value of Matt’s diverse financial experiences when he came onboard to manage the financials of CoreCard’s growth and look forward to his continued leadership as Intelligent Systems’ CFO,” stated Leland Strange, President and CEO of Intelligent Systems.

Leland further stated, “On behalf of everyone in the company and our Board of Directors, I’d like to thank Karen for her contributions over the last three-plus years. During her time, Karen has been an integral part of our successful growth strategy. We thank Karen for committing to an orderly transition of the CFO responsibilities and wish her well in her future endeavors.”

Karen Reynolds said, “It has been a positive career experience working at Intelligent Systems and I am proud of the successful growth we have accomplished in the business over the last few years. Intelligent Systems with its subsidiary CoreCard is well positioned with a strong operational and financial foundation to continue to achieve its strategic goals and increase shareholder value.”

“We have previously commented on our path for CoreCard to be a world class processor for all types of cards, loans and receivables in 2019,” continued Strange. “We will update our progress when we file our 10-K and on the conference call that will follow but I will comment, as I do at practically every opportunity, we manage to annual goals and not quarterly. It will be a few weeks before we complete and report our final audited results but we wanted to get some preliminary information to you now, keeping in mind our final results may differ somewhat from these preliminary estimates.”

Unaudited Financial Highlights for 2018

Total revenues are estimated to be approximately $20,000,000 for the year representing growth of 115 percent compared to 2017.

Income (loss) from operations is expected to be approximately $6,000,000 for the year compared to a loss from operations of $1,403,000 in the prior year.

The company plans to file its Form 10-K for the year ended December 31, 2018 with the Securities and Exchange Commission in March 2019 and will announce the specific date for the filing and an investor conference call at a later date. For additional information about reported results, investors will be able to access the Form 10-K on the company’s website at www.intelsys.com or on the SEC site, www.sec.gov.

About Intelligent Systems Corporation

For over thirty-five years, Intelligent Systems Corporation [NYSE American: INS] has identified, created, operated and grown technology companies.  The company’s principal operations are CoreCard Software, Inc. (www.corecard.com) and its affiliate companies. CoreCard designs, develops, and markets a comprehensive suite of software solutions to corporations, financial institutions, retailers and processors to manage their credit and debit cards, prepaid cards, private label cards, fleet cards, loyalty programs, and accounts receivable and small loan transactions.  CoreCard also offers prepaid and credit card processing services using its proprietary software solutions.   Further information is available on the company’s website at www.intelsys.com or by calling the company at 770-381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise, except as required by law. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers’ requirements or financial condition, market acceptance of products and services, the impact of new or changes in current laws, regulations or other industry standards, risks relating to unauthorized access to confidential information due to criminal conduct, attacks by hackers, employee or insider malfeasance and/or human error and declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

For further information, call
Matt White, 770-564-5504
or email to matt@intelsys.com